EXHIBIT 10.1

FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT

        THIS FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT (this “Amendment”), dated May 25, 2007, is by and among Lithotripters, Inc., a North Carolina corporation (“Buyer”), HealthTronics, Inc., a Georgia corporation (“HTRN”), Keystone ABG Inc., a Pennsylvania corporation (the “General Partner”), Keystone Kidney Associates, PC, a Pennsylvania professional corporation (the “PC”), and David Arsht, D.O. (“Arsht”), P. Kenneth Brownstein, M.D. (“Brownstein”), Larry E. Goldstein, M.D. (“Goldstein”) and Michael Dernoga (“Dernoga”).

RECITALS

         A.        Buyer, HTRN, the General Partner, the PC, Arsht, Brownstein, Goldstein and Dernoga are parties to that certain Stock Purchase Agreement, dated February 13, 2007 (the “Purchase Agreement”), pursuant to which, subject to the terms and conditions thereof, Buyer has agreed to purchase all of the outstanding capital stock of the General Partner and all of the outstanding capital stock of the PC.

        B.        Pursuant to Section 12.8 of the Purchase Agreement, the parties thereto may amend or modify the Purchase Agreement by an instrument in writing signed by the parties thereto.

        C.        Buyer, HTRN, the General Partner, the PC, Arsht, Brownstein, Goldstein and Dernoga desire to amend the Purchase Agreement in certain respects, all in accordance with the terms set forth in this Amendment.

        D.        Capitalized terms used herein, unless otherwise defined herein, shall have the meanings ascribed to them in the Purchase Agreement.

AGREEMENT

        NOW, THEREFORE, in consideration of the premises, the respective representations, warranties, covenants and agreements contained in this Amendment, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

        1.     The phrase “to be effective as of January 1, 2007 (the “Effective Date”)” as set forth in the preamble of the Purchase Agreement is hereby deleted.

        2.     Section 1.2 of the Purchase Agreement is hereby amended (a) to delete the reference to “$6,878,000 (subject to reduction as set forth in Section 4.5)” and replace it with “$5,620,871 (plus any Additional Amount provided in Section 5.8)”, and (b) to insert, after the reference to “Schedule 1.2”, “,which Schedule 1.2 shall be delivered to Buyer prior to Closing along with the wire transfer instructions”.

        3.     Section 1.3 of the Purchase Agreement is hereby amended and restated in its entirety, as follows:

“1.3 Allocation of Purchase Price. The Purchase Price will be allocated in the manner agreed to in writing by the Parties within 90 days after the Closing Date (the “Purchase Price Allocation”). Each of the Parties, when reporting the transactions consummated hereunder in their respective tax returns, shall allocate the Purchase Price paid or received, as the case may be, in a manner that is consistent with the Purchase Price Allocation. Additionally, each of the Parties will comply with and furnish the information required by Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), and any regulations thereunder and any similar provisions for state and local tax purposes. Any adjustments to purchase price shall, to the extent permissible under applicable law, be allocated to the category of assets to which such purchase price adjustment relates, and, to the extent that such purchase price adjustment does not relate to a specific category of assets, shall be allocated to goodwill or going concern value on IRS Form 8883. The parties hereby agree that any purchase price adjustment pursuant to Section 5.5(b) or (c) hereof shall be treated as allocable to goodwill or going concern value.”

        4.     Section 1.4(a) of the Purchase Agreement is hereby amended to insert, after the reference to “Schedule 1.2”, “,which shall be delivered to Buyer in accordance with Section 1.2”.

        5.     Section 1.4(e) of the Purchase Agreement is hereby amended and restated in its entirety, as follows:

      “(e) Definitions:

(i) “Earnout Amounts” shall mean the Year One Earnout Amount and the Year Two Earnout Amount.

(ii) “Year One” shall mean the consecutive twelve month period commencing on the Effective Date and ending on the first anniversary of the Effective Date.

    (iii)        “Year One Earnout Amount” shall mean an amount equal to the sum of all Year One Incremental Charges; provided that (x) if Revenues of the PC for Year One is less than 90% of Revenues of the PC for the year ended December 31, 2006, the Year One Earnout Amount shall be zero and (y) if the PC or the Partnership is required to return or refund all or a portion of any Year One Incremental Charge, the Year One Earnout Amount shall be reduced by the aggregate amount of such returns or refunds (as adjusted by the multiple used in calculating the Year One Charge).

(iv) “Year Two” shall mean the consecutive twelve month period commencing on the first anniversary of the Effective Date and ending on the second anniversary of the Effective Date.

    (v)        “Year Two Earnout Amount” shall mean an amount equal to the sum of all Year Two Incremental Charges; provided that (x) if Revenues of the PC for Year Two is less than 90% of Revenues of the PC for the year ended December 31, 2006, the Year Two Earnout Amount shall be zero and (y) if the PC or the Partnership is required to return or refund all or a portion of any Year Two Incremental Charge, the Year Two Earnout Amount shall be reduced by the aggregate amount of such returns or refunds (as adjusted by the multiple used in calculating the Year Two Charge).

    (vi)        A “Year One Incremental Charge” shall mean, with respect to a lithotripsy procedure performed during Year One with equipment owned or leased by the Partnership (unless such procedure is performed on behalf of or for the benefit of DSL rather than the Partnership), an amount equal to (but only to the extent the PC has been actually reimbursed under the Aetna Contract for the full case rate amount set forth in the Aetna Contract on or before the Year One Collection Date with respect to such procedure) (x) the Year One Charge multiplied by (y) the sum (the “Acquired Percentage”) of 21% plus the percentage of limited partner interests in the Partnership acquired by Buyer hereunder. For purposes of this Agreement, the “Year One Charge” shall mean $1,870 for procedures performed in 2007, and $1,683 for procedures performed in 2008.

    (vii)        A “Year Two Incremental Charge” shall mean, with respect to a lithotripsy procedure performed during Year Two with equipment owned or leased by the Partnership (unless such procedure is performed on behalf of or for the benefit of DSL rather than the Partnership), an amount equal to (but only to the extent the PC has been actually reimbursed under the Aetna Contract for the full case rate amount set forth in the Aetna Contract on or before the Year Two Collection Date with respect to such procedure) (x) the Year Two Charge multiplied by (y) the Acquired Percentage. For purposes of this Agreement, the “Year Two Charge” shall mean $1,683 for procedures performed in 2008, and $1,290.30 for procedures performed in 2009.

    (viii)        “Aetna Contract” shall mean that certain Facility Agreement, effective on May 1, 1996, by and between United States Health Care Systems of Pennsylvania, Inc. d/b/a Aetna U.S. Healthcare and Keystone Kidney Center, as amended by that certain Amendment, effective as of October 15, 2001, that certain Amendment, dated as of September 15, 2003, and that certain Amendment, dated as of January 1, 2007.

    (ix)        “Revenues” shall mean for the applicable period (x) the revenues on the financial statements of the PC as determined in accordance with GAAP (as defined in Section 3.6) and on a basis consistent with and utilizing the same principles and policies as those used in preparing the Interim Financial Statements (unless GAAP requires a change in such principles or policies), less (y) revenues on the financial statements of the PC that relate to managing, billing for, providing technical or other services to, or otherwise relating to the operations of, Diamond State Lithotripsy, LLC (“DSL”).

(x) “Earnout Period” shall mean the consecutive twenty four month period commencing on the Effective Date and ending on the second anniversary of the Effective Date.

(xi) “Year One Collection Date” shall mean the sixtieth (60th) calendar day after the end of Year One.

(xii) “Year Two Collection Date” shall mean the sixtieth (60th) calendar day after the end of Year Two.”

        6.     The fifth sentence of Section 1.4(b) of the Purchase Agreement is hereby amended by deleting the reference to “for calendar year 2007”. The fifth sentence of Section 1.4(c) of the Purchase Agreement is hereby amended by deleting the reference to “for calendar year 2008”.

        7.     Section 4.2(g) of the Purchase Agreement is hereby amended and restated in its entirety, as follows:

    “(g)        except for payment of distributions by the Partnership and the General Partner to its partners and shareholders, respectively, related to or attributable to the operations of the Partnership and the General Partner for periods prior to April 1, 2007, not make or pay, or agree to make or pay, or declare, any dividends or distributions in respect of the partnership interests in the Partnership.”

        8.     Section 4.5 of the Purchase Agreement is hereby amended by deleting the last sentence thereof.

        9.     Section 5.5(a) of the Purchase Agreement is hereby amended and restated in its entirety, as follows:

“(a)	Pre-Closing Year Tax Returns. Sellers shall prepare or cause to be prepared all federal, state and local Tax Returns for the General Partner, for any tax period that ends on or before the day before the Closing Date. Buyer shall prepare or cause to be prepared all federal, state and local Tax Returns for the General Partner, the PC and the Partnership for any tax period which ends on or after the Closing Date. Buyer shall be responsible for the payment of all unpaid Taxes attributable to (i) any period with respect to the PC and (ii) any period on and after the Effective Date with respect to the General Partner; provided, that (x) Buyer shall not be responsible for any Taxes of Sellers, including Taxes related to their ownership interests in the PC, the General Partner, the Partnership, distributions in respect of such ownership interests, and other payments to Sellers by the PC, the General Partner or the Partnership (except as provided in Section 5.5(b),(c) and (d)), and (y) this provision shall not negate any rights of Buyer under Article 11 or otherwise as a result of the breach of any representation herein. For purposes of making this determination of responsibility for tax payments, a pro rata portion of the taxable income of the General Partner for 2007 shall be allocated to each day in the year 2007 (the “Days Over Days Method”). Each such Tax Return shall be prepared in accordance with then current rules and regulations and shall be prepared in a manner consistent with the Tax and accounting methods employed by those entities in the filing of Tax Returns for prior years, subject to changes as a result of (x) a change in tax status of the General Partner from a S corporation to a C corporation, and (y) any changes reasonably necessary for such returns to comply with then current Tax laws, rules and regulations. Each party shall reasonably cooperate with the other in providing such documents, data and information as the party responsible for preparing the Tax Returns shall request for purposes of preparing such Tax Returns. At least thirty (30) days prior to the filing of the Tax Returns of the General Partner for the General Partner’s final S corporation Tax Returns, Sellers shall provide Buyer with a copy of such completed Tax Returns, and Buyer shall have the right to review and comment on such Tax Returns. Such Tax Returns shall be final and binding unless, within ten (10) days after the date of delivery to Buyer of such Tax Returns, Buyer delivers to Sellers a written request for changes to such Tax Returns. If Buyer delivers such request, then Sellers and Buyer shall undertake in good faith to resolve the issues raised in such request prior to the due date for filing such Tax Return. If Sellers and Buyer are unable to resolve any issue by the earlier of (i) thirty (30) days after receipt by Sellers of the request for changes or (ii) ten (10) days prior to the due date for filing the Tax Return(s) in question, the Sellers and Buyer shall jointly engage an independent accounting firm (the “Independent Accounting Firm”) to determine the correct treatment of the item or items in dispute. Sellers and Buyer shall each bear and pay one-half of the fees and other costs charged by the Independent Accounting firm. The determination of the Independent Accounting Firm shall be final and binding on the parties.”

        10.     Section 5.5(b) of the Purchase Agreement is hereby amended and restated in its entirety, as follows:

“(b)	General Partner Distribution to Sellers. Pursuant to Article 8 hereof, the results of operations of the General Partner (i) for all periods through the day before the Effective Date shall be for the account of Sellers and (ii) for the period beginning on the Effective Date through the Closing Date shall be for the account of Buyer. Notwithstanding the foregoing, upon the filing of the General Partner’s federal income tax return for 2007, Buyer shall pay or shall cause the General Partner to distribute to Sellers an amount equal to (i) any federal, state and local tax liabilities of Sellers for the period commencing on the Effective Date and ending on the day before the Closing Date in respect of any net income, revenue or property of the General Partner allocable to Sellers for such period, which allocation shall be made using the Days Over Days Method (“Seller Straddle Taxes”), less (ii) any amounts distributed by the General Partner to Sellers with respect to such period, which payment or distribution shall be treated by the parties as additional purchase price hereunder. All parties agree to file their federal, state and local Tax Returns in a manner consistent with such determination. The amount of Seller Straddle Taxes shall be determined by Sellers, and shall be computed by multiplying (i) the taxable income of the General Partner (and/or any other amount includible in the income of Sellers by virtue of their ownership of the General Partner) for the period beginning on the Effective Date and ending on the day before the Closing Date (determined using the Day Over Days Method) by (ii) the highest marginal federal, state and local income tax rates paid by individual residents of Pennsylvania.”

        11.     Section 5.5(c) of the Purchase Agreement is hereby amended and restated in its entirety, as follows:

“(c)	Partnership Allocations. Pursuant to Article 8 hereof, the results of operations of the Partnership allocable to the Interests (i) for all periods through the day before the Effective Date shall be for the account of Sellers and (ii) for the period beginning on the Effective Date through the Closing Date shall be for the account of Buyer. Notwithstanding the foregoing, Buyer shall pay or shall cause the Partnership to distribute to Sellers an amount equal to (i) any federal, state, and local tax liabilities of Sellers for the period commencing on the Effective Date and ending on the day before the Closing Date in respect of any net income, revenue or property of the Partnership allocable to the Interests and Sellers for such period (“Seller Partnership Straddle Taxes”), less any amounts distributed to Sellers in respect of the Interests with respect to such period, and (ii) the 2007 net income of the Partnership allocable to such Interests during the period from January 1, 2007 to the day before the Effective Date, less any amounts previously distributed to Sellers in respect of the Interests during 2007, which distribution shall be treated by the parties as additional purchase price hereunder, such distribution to be made on the date on which the Partnership files its 2007 federal income tax return. All parties agree to file their federal, state and local Tax Returns in a manner consistent with such determination. The amount of Seller Partnership Straddle Taxes shall be determined by Sellers by multiplying Sellers’ share of such Partnership income for such period (determined using the Days Over Days Method) by the highest marginal federal, state and local income tax rates paid by individual residents of Pennsylvania.”

        12.     Section 5.5(d) is hereby added to the Purchase Agreement to read as follows:

“(d)	(i) With respect to the General Partner, Sellers and Buyer shall jointly make the election provided for by Section 338(h)(10) of the Code and Treasury Regulations Section 1.338(h)(10)-1 and if available any comparable election under state or local law (collectively, the “Elections”), with such Elections being made promptly after the Closing Date. As soon as practicable after the Closing, with respect to each Election, Sellers and Buyer shall mutually prepare a Form 8023, with all attachments and shall cooperate with each other to take all actions necessary and appropriate (including filing additional forms, returns, elections, schedules, and other necessary documents) as may be required to effect and preserve timely Elections in accordance with the provisions of Treasury Regulation Section 1.338(h)(10)-1 (or any comparable provisions of state or local tax law) or any successor provisions.

    (ii)        Buyer shall pay to Sellers, and hold them harmless from, any Taxes and other costs, including reasonable fees of accountants or other professionals and the Taxes on any amount paid pursuant to this Section 5.5(d), incurred by Sellers as a result of the Section 338(h)(10) Election that would not have been incurred if the acquisition by Buyer of the General Partner had instead been structured as a sale by Sellers of the stock of the General Partner and if no Elections had been made (“Transaction Taxes”).

    (iii)        The Purchase Price shall be increased by the initial Transaction Tax amount, representing Sellers’ good faith estimate of the amount of the Transaction Taxes, which shall be as shown on Schedule 5.5(d)(iii) and shall be paid to Sellers at Closing (the “Initial Transaction Tax Amount”). If Sellers believe that the Initial Transaction Tax Amount was incorrect and that an additional amount is due under Section 5.5(d)(ii), Sellers shall deliver to Buyer a statement setting forth the additional amount that is due (the “Additional Transaction Taxes”). If Buyer believes that the Initial Transaction Tax Amount was incorrect and that the Transaction Taxes were lower than the Initial Transaction Tax Amount, Buyer shall deliver to Sellers a statement setting forth the amount of the overpayment (the “Excess Transaction Taxes”). Buyer or Sellers, as applicable, shall pay the amount set forth in the notice unless Buyer or Sellers, as the case may be, delivers to the other within 20 days of receipt of the notice a statement setting forth items of disagreement (a “Disagreement Notice”). If either party delivers the Disagreement Notice, the parties will negotiate in good faith to resolve the items of disagreement. If they have not resolved the issues within 20 days of receipt of the Disagreement Notice, the parties shall submit the items of disagreement to an Independent Accounting Firm with instructions to resolve the items of disagreement within 30 days. The fees of the Independent Accounting Firm shall be borne equally by Sellers and Buyer, and any determination of the Independent Accounting Firm shall be the final determination for purposes of this Agreement. Buyer shall make payment of the Additional Transaction Taxes within five business days of the acceptance by Buyer of the notice, or the final determination pursuant to the Independent Accounting Firm’s report. Sellers shall make payment of the Excess Transaction Taxes within five business days of the acceptance by Sellers of the notice, or the final determination pursuant to the Independent Accounting Firm’s report.”

        13.     Section 5.7 of the Purchase Agreement is hereby amended and restated in its entirety, as follows:

“5.7 Excluded Assets. Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, Buyer agrees that the agreements described on Schedule 5.7 (the “Excluded Agreements”), shall not be retained by the Companies. On or before the Closing, the Companies shall assign all right, title and interests to the Excluded Agreements to a newly-formed entity owned by Sellers, pursuant to a form of assignment acceptable to Sellers.”

        14.     Article 5 of the Purchase Agreement is hereby amended by adding the following new Section 5.8:

“5.8 Post-Closing Offers. Promptly following the Closing, Buyer intends to offer to sell to the then limited partners of the Partnership (other than Buyer) some or all of the limited partner units acquired by Buyer pursuant to the Interest Purchase Agreement. In addition, out of such limited partner units, Buyer may offer a maximum of one such unit each to six Persons who are not limited partners of the Partnership. Buyer covenants to sell all of such units in accordance with the Partnership Agreement and in compliance with all federal and state securities laws. The sale of such limited partner units shall be consummated within 45 days of the Closing Date and within five business days of such consummation, Buyer shall pay to Sellers, as additional purchase price in addition to the amount set forth in Section 1.2 hereof, an amount equal to the number of limited partner units not sold by Buyer in the above-described offerings multiplied by $26,747.00 (the “Additional Amount”), which such amount will be paid in cash by wire transfer of immediately available funds in accordance with wire transfer instructions given by Sellers in writing to Buyer prior to the payment due date, which such amount will be apportioned among Sellers as set forth in such wire transfer instructions.”

        15.     Article 8 of the Purchase Agreement is hereby amended and restated in its entirety, as follows:

“The consummation of the Transactions (the “Closing”) shall take place on the second business day following the satisfaction or waiver of the closing conditions set forth in Article 6 and Article 7 above (the “Closing Date”) at the offices of Cozen O’Connor in Philadelphia, Pennsylvania, at 10:00 a.m. (eastern standard time), or at such other date, time or place as the Parties may agree. The Parties agree that the transactions pursuant to this Agreement shall be deemed to have occurred as of the forty-fifth (45th) calendar day prior to the Closing Date (the “Effective Date”). For illustrative purposes only, if the Closing Date were May 16, 2007, then the Effective Date would be April 1, 2007.”

        16.     Schedule 1.2 to the Purchase Agreement is hereby deleted.

        17.     Except as herein specifically provided otherwise, all terms and conditions of the Purchase Agreement shall remain in full force and effect and be unaffected hereby. In the event of a conflict between the terms of this Amendment and the Purchase Agreement, this Amendment shall be controlling.

        18.     This Amendment and the rights and duties hereunder shall be binding upon and inure to the benefit of the parties hereto and the successors and permitted assigns of each of the parties to this Amendment.

        19.     If any provision of this Amendment or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Amendment which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.

        20.     This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute a single instrument. No amendment, modification, waiver, replacement, termination or cancellation of any provisions of this Amendment will be valid, unless the same is in writing and signed by all the Parties.

[Signature pages follow]

SIGNATURE PAGES
TO
AMENDMENT

        IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date stated in the introductory paragraph of this Amendment.

BUYER:

Lithotripters, Inc.

By: /s/ James S.B. Whittenburg______________________________
Name: James S.B. Whittenburg
Title: Vice President
Address: 1301 Capital of Texas Highway
                  Suite 200B
                 Austin, Texas 78746

HEALTHTRONICS, INC.

By: /s/ James S.B. Whittenburg______________________________
Name: James S.B. Whittenburg
Title: President-Urology Services
Address: 1301 Capital of Texas Highway
                  Suite 200B
                 Austin, Texas 78746

GENERAL PARTNER:

Keystone ABG, Inc.

By: /s/ David B Arsht, D.O.___________________________________
Name: David B Arsht, D.O.
Title: President
Address: 2701 Blair Mill Road
                  Willow Grove, PA 19090

PC:

Keystone Kidney Associates, PC

By: /s/ David B Arsht, D.O.___________________________________
Name: David B Arsht, D.O.
Title: President
Address: 2701 Blair Mill Road
                  Willow Grove, PA 19090

PC: Keystone Kidney Associates, PC By: /s/ David B Arsht, D.O.___________________________________ Name: David B Arsht, D.O. Title: President Address: 2701 Blair Mill Road Willow Grove, PA 19090

SELLERS:

By: /s/ David B Arsht, D.O._______________________________________
Name:  David Arsht, D.O.
Address: 285 Highview Drive
                  Radnor, PA 19087

By: /s/ P. Kenneth Brownstein, M.D.________________________________
Name:  P. Kenneth Brownstein, M.D.
Address: 645 N. Mt. Pleasant Rd
                  Philadelphia, PA 19119

By: /s/ Larry E. Goldstein, M.D.___________________________________
Name:   Larry E. Goldstein, M.D.
Address: 285 Highview Drive
                  Wynnewood, PA 19096

By: /s/ Michael Dernoga_________________________________________
Name:  Michael Dernoga
Address: 11 Liz Beth Lane
                  Berwyn, PA 19312